Exhibit 3.47

FORM OF

[SECOND] AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[COMPANY]

DATED: August 12, 2014

[SECOND] AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

[COMPANY]

This [Second] Amended and Restated Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of [Company], a Washington limited liability company (the “Company”), is made and entered into as of August 12, 2014 by Polygon WLH LLC, a Delaware limited liability company, as the sole member (the “Member”). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

RECITALS

A. The Company was formed as limited liability company pursuant to and in accordance with the Washington Limited Liability Company Act (RCW Ch. 25.15), as amended from time to time (the “Act”), by filing with the Secretary of State of the State of Washington (the “Secretary of State”) that certain Certificate of Formation of [Company] (as amended from time to time, the “Initial Certificate of Formation”) on [Date of Formation]. Following the filing of the Company’s Initial Certificate of Formation, [Initial Member[s]] [(the “[Former][Initial] Member[s]”)], as the initial member[s] of the Company, [and [Initial Manager] (the “Former Manager”), as the sole manager of the Company, ]executed a[n Amended and Restated] Limited Liability Company Agreement dated as of [Date of Former LLC Agreement] (the “Former LLC Agreement”).

B. [Pursuant to [that][those] certain [Assignment of Units and Membership Interests][Membership Purchase Agreement[s]] of even date herewith, [[each of ]the [Transferor[s]][the Initial Member] transferred all of its [respective ]membership interests in the Company to [Transferee[s]] (the “Former Member[s]”).]

C. Pursuant to that certain Assignment of Membership Interests [and Withdrawal and Resignation of Manager ]of even date herewith, by and [among][between] the Former Member[s][, the Former Manager] and the Member, [the Former Manager has withdrawn as manager of the Company, and] the Member has become the sole member of the Company.

D. [The Former [Member][Manager] has withdrawn as manager of the Company pursuant to that certain Resignation of Manager of even date herewith.]

E. Concurrently herewith, the Member is filing with the Secretary of State that certain Amended and Restated Certificate of Formation of [Company] (the “A&R Certificate of Formation”) in accordance with the provisions of the Act.

F. The Member now desires to amend and restate the Former LLC Agreement in its entirety pursuant to the terms of this Agreement. Accordingly, this Agreement shall supersede and replace in its entirety the Former LLC Agreement, the Company shall continue without interruption and the rights and obligations of the Member and the administration of the Company shall be governed by this Agreement and the Act.

AGREEMENT

NOW, THEREFORE, the Member, by execution of this Agreement, hereby agrees as follows:

Section 1. Name.

The name of the Company is [Company].

Section 2. Principal Business Office.

The principal business office of the Company shall be located at 11624 SE 5th Street, Suite 200, Bellevue, WA 98005 or such other location as may hereafter be determined by the Member.

Section 3. Registered Office.

The address of the registered office of the Company in the State of Washington is 11624 SE 5th Street, Suite 200, Bellevue WA 98005. The registered office of the Company may be changed at any time and from time to time by the Member upon compliance with the Act.

Section 4. Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Washington is Derek C. Straight. The registered agent of the Company may be changed at any time and from time to time by the Member upon compliance with the Act.

Section 5. Sole Member.

The mailing address of the Member is set forth on Schedule B attached hereto. The Member may change its address at any time by notice given to the Company. The Member is the sole member of the Company.

Section 6. Certificates; Existence.

(a) The Member is hereby designated as an “authorized person” within the meaning of the Act and shall continue as the designated “authorized person” within the meaning of the Act. The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the State of Washington and in any other jurisdiction in which the Company may wish to conduct business.

(b) The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

(c) The Agreement shall be considered the “Limited Liability Company Agreement” of the Company within the meaning of Section 25.15.005 of the Act. To the extent this Agreement is inconsistent in any respect with the Act, this Agreement shall control.

Section 7. Purpose.

The business purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be engaged under applicable law (including, without limitation, the Act) including but not limited to, engaging in any and all activities relating thereto or arising therefrom or reasonably necessary, advisable or incidental thereto.

Section 8. Management of the Company.

(a) Generally. The business and affairs of the Company shall be managed by or under the direction of the Member. If, at any time while this Agreement is in effect, the Company is manager-managed, unless another manager has been effectively appointed, the sole member will be the sole manager of the Company.

(b) Powers. The Member and the Officers on behalf of the Company, (a) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (b) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act. Without limiting the foregoing, the Member and the Officers on behalf of the Company shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. The Member and the Officers on behalf of the Company have the authority to bind the Company.

Section 9. Officers.

The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 9 may be revoked at any time by the Member. As of date hereof, the Member has not appointed any Officers of the Company.

Section 10. Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor any Officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or Officer of the Company.

Section 11. Capital Contributions.

The Member has contributed to the Company property of an agreed value as reflected in the books and records of the Company.

Section 12. Additional Contributions.

Notwithstanding any other provision of this Agreement, the Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time upon the written consent of the Member. To the extent that the Member makes an additional capital contribution to the Company, such additional contribution shall be reflected in the books and records of the Company. This Section 12 is intended to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company and the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 13. Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 14. Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its Membership Interest in the Company if such distribution would violate the Act.

Section 15. Books and Records.

The Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company’s books of account shall be kept using the method of accounting determined by the Member. The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member.

Section 16. Other Business.

Notwithstanding any duty otherwise existing at law or in equity, the Member and any Affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 17. Exculpation and Indemnification.

(a) To the fullest extent permitted by applicable law, neither the Member, any Officer nor any officer, director, employee, agent or Affiliate of the Member (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company or arising from the operations, business, or affairs of the Company, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage, claim or expense (including reasonable attorneys’ fees, court costs, and costs of investigation and appeal) incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company or arising from the operations, business, or affairs of the Company, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage, claim or expense incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(c) To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 17.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e) The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person to the Company or its members otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(f) The foregoing provisions of this Section 17 shall survive any termination of this Agreement.

Section 18. Dissolution and Winding-Up.

(a) The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member.

(b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 25.15.295 of the Act.

(c) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 19. Nature of Interest.

The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 14 hereof. The Membership Interest of the Member in the Company is personal property.

Section 20. Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than Covered Persons).

Section 21. Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 22. Entire Agreement.

This Agreement constitutes the entire agreement of the party(ies) with respect to the subject matter hereof.

Section 23. Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Washington (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 24. Amendments.

This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

Section 25. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 26. Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by facsimile, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 27. Effectiveness.

This Agreement shall be effective as of the date hereof.

Section 28. No Partnership.

It is intended that the Company not be treated as or construed to be a partnership (including a limited partnership) or joint venture for purposes of the laws of any state, and this Agreement may not be construed to suggest otherwise.

Section 29. Tax Treatment.

For federal income tax purposes, at all times that the Member owns 100% of the equity interests in the Company (a “No Tax Entity Period”), the Company and the Member desire and intend that the Company be disregarded as an entity separate from the Member pursuant to Treasury Regulations Section 301.7701 and corresponding provisions of state law. Accordingly, no election will be made to treat the Company as a corporation for income tax purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this [Second] Amended and Restated Limited Liability Company Agreement as of the date first written above.

SOLE MEMBER:

POLYGON WLH LLC, a Delaware limited liability company

By:
Jason R. Liljestrom
Vice President, General Counsel and Corporate Secretary

[Signature Page to [Second] Amended and Restated LLC Agreement]

SCHEDULE A

DEFINITIONS

A. Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the Recitals to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise.

“Certificate of Formation” means the Initial Certificate of Formation of the Company, as amended and restated by the A&R Certificate of Formation, and as the same may be further amended or amended and restated from time to time.

“Company” means [Company], a Washington limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings.

“Covered Persons” has the meaning set forth in Section 17(a).

“Initial Certificate of Formation” has the meaning set forth in the Recitals to this Agreement.

“Membership Interest” shall mean all of the Member’s right, title and interest in, to and against the Company, including all limited liability company interests, rights to all distributions of the Company, and all other rights of the Member to participate in the business, affairs and management of the Company, including without limitation, the right to vote on or grant consent or approval with respect to matters coming before the Company.

“No Tax Entity Period” has the meaning set forth in Section 29.

“Officer” has the meaning set forth in Section 9.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

A-1

“Secretary of State” has the meaning set forth in the Recitals to this Agreement.

B. Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

A-2

SCHEDULE B

Member

Name	Mailing Address	Membership Interest
Polygon WLH LLC, a Delaware limited liability company	11624 SE 5th Street, Suite 200, Bellevue, WA 98005	100%